EXHIBIT 23.2

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated December 9, 2011 on the financial statements of Puget Technologies, Inc. as of October 31, 2011 and for the period from inception March 17, 2010 to October 31, 2011, be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.  I also consent to the use of my name in the Experts section of those Forms.

Dated this 27th day of January, 2012.

Thomas J. Harris
Certified Public Accountant